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                                                                       Exhibit 8

(202) 274-2000


July 27, 2004

Boards of Directors
Putnam Bancorp, MHC
PSB Holdings, Inc.
40 Main Street
Putnam, Connecticut 06260

Ladies and Gentlemen:

     You have requested this firm's opinion regarding the material federal income tax consequences which will result from a stock offering of the shares of common stock of PSB Holdings, Inc., a federal mid-tier holding company in formation (the "Holding Company") and the wholly owned subsidiary of Putnam Bancorp MHC, a federal mutual holding company in formation (the "Mutual Holding Company"). The Holding Company will own all of the outstanding common stock of Putnam Savings Bank, a federally chartered savings bank (the "Bank").

     In connection therewith, we have made such investigations as we have deemed relevant or necessary for the purpose of this opinion. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined and have relied upon the accuracy of the factual matters set forth in the PSB Holdings, Inc. Stock Issuance Plan (the "Stock Issuance Plan") and the Registration Statement filed on Form SB-2 by the Holding Company with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933.

     Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations thereunder (the "Treasury Regulations"), and upon current Internal Revenue Service ("IRS") published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

     We, of course, opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not

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Boards of Directors
Putnam Bancorp, MHC
PSB Holdings, Inc.
July 27, 2004
Page 2

specifically address. We express no opinion as to other federal laws and regulations, or as to laws and regulations of other jurisdictions, or as to factual or legal matters other than as set forth herein.

     For purposes of this opinion, we have relied on the representations as to certain factual matters provided to us by the Holding Company, as set forth in the affidavit of its authorized officer. Capitalized terms used but not defined herein shall have the same respective meanings as set forth in the Stock Issuance Plan.

DESCRIPTION OF PROPOSED TRANSACTIONS

     Based solely upon our review of the documents described above, and in reliance upon such documents, we understand that the relevant facts are as follows.

     In May 2003, pursuant to the Amended Plan of Reorganization of Putnam Savings Bank, the Bank reorganized from a Connecticut-chartered mutual savings bank into the mutual holding company structure (the
"Reorganization"). As part of the Reorganization, the Bank became a Connecticut-chartered stock savings bank wholly owned by a Connecticut-chartered stock holding company. Simultaneously, the Connecticut-chartered stock holding company became wholly owned by a Connecticut-chartered mutual holding company.

     In connection with the Stock Issuance Plan, the Connecticut-chartered stock holding company and mutual holding company will convert to a federally-chartered stock holding company and a federally-chartered mutual holding company, respectively, and the Bank will convert from a Connecticut-chartered savings bank to a federally-chartered savings bank.

     The Holding Company currently has 100 shares of common stock ("Common Stock") outstanding, which are 100% owned by the Mutual Holding Company. On April 7, 2004, the Board of Directors of the Holding Company adopted the Stock Issuance Plan which provides for the offer and sale of up to 49.9% of the shares of Common Stock to qualified depositors, the Bank's tax-qualified employee plans ("Tax-Qualified Employee Plans"), employees officers and directors of the Bank and, to the extent shares remain available, members of the public in a community offering ("Community Offering") or a syndicated community offering ("Syndicated Community Offering"), or a combination thereof. It is contemplated that in connection with the offering, the number of shares of Common Stock that the Holding Company will issue to the Mutual Holding Company will be approximately 53.7% of the outstanding shares. The 100 shares of Holding Company common stock now held by the Mutual Holding Company will be cancelled. The Holding Company is offering from 1,985,813 shares up to 2,686,688 shares of its Common Stock for sale in the offering (with a mid point of 2,336,250 shares and an adjusted maximum of 3,089,691 shares), which will represent approximately 44.5% of its outstanding shares. All shares of Common Stock sold in the offering will be issued from authorized but unissued shares of the Holding Company.

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Boards of Directors
Putnam Bancorp, MHC
PSB Holdings, Inc.
July 27, 2004
Page 3

     Pursuant to the terms set forth in the Stock Issuance Plan, the Holding Company will offer shares of Common Stock to Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Depositors and employees, officers and directors of the Bank or the Holding Company in the respective priorities set forth in the Stock Issuance Plan. Any shares of Common Stock not subscribed for by the foregoing classes of persons may be offered for sale to certain members of the general public, with preference first given to natural persons residing in Windham County, Connecticut. Any shares of Common Stock not purchased in the Community Offering may be offered for sale to the general public in a Syndicated Community Offering. The offering will have no impact on depositors, borrowers or other customers of the Bank.

     In furtherance of the Bank's commitment to its community, the Stock Issuance Plan provides for the establishment of a charitable foundation ("Foundation") in connection with the offering. The Foundation is intended to complement the Bank's existing community reinvestment activities in a manner that will allow the Bank's local communities to share in the growth and profitability of the Holding Company and the Bank over the long term. Consistent with the Bank's goal, the Holding Company intends to donate to the Foundation cash and shares of Common Stock, in an aggregate amount up to 4% of the value of the shares of Common Stock being offered for sale (or 1.8% of the Holding Company's outstanding shares.)

     The offering will be effected as follows, or in any other manner approved by the OTS. Each of the steps shall be deemed to occur in such order as is necessary to consummate the offering pursuant to the Stock Issuance Plan and the intent of the Board of Directors of the Holding Company.

     1. In connection with the offering, the Holding Company will issue to the Mutual Holding Company between 2,397,254 shares and 3,243,344 shares of its Common Stock (at the minimum and maximum of the offering range), in exchange for the 100 shares of Common Stock that the Mutual Holding Company presently holds.

     2. The Holding Company will offer for sale in the offering, from 1,985,813 shares up to 2,686,688 shares of its Common Stock (at the minimum and maximum of the offering range). All shares sold in the offering will be issued by the Holding Company from authorized but unissued shares of Common Stock. All Common Stock will be offered for sale in the offering on a priority basis as set forth in the Stock Issuance Plan.

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Boards of Directors
Putnam Bancorp, MHC
PSB Holdings, Inc.
July 27, 2004
Page 4

OPINIONS

     Based on the foregoing description of the offering, and subject to the qualifications and limitations set forth in this letter, we are of the opinion that the following are the material federal income tax consequences of the offering:

     1. Neither the Mutual Holding Company nor the Holding Company will recognize gain or loss upon the exchange by the Mutual Holding Company of 100 shares of the Common Stock it presently holds for the shares of the Common Stock issued in connection with the offering. Section 1036 of the Code.

     2. It is more likely than not that the fair market value of the non-transferable subscription rights to purchase the Common Stock will be zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, Other Depositors or the employees, officers and directors of the Bank and the Holding Company upon the distribution to them of the nontransferable subscription rights to purchase the Common Stock. No taxable income will be realized by the Eligible Account Holders, Supplemental Eligible Account Holders, Other Depositors, or the employees, officers and directors of the Bank and the Holding Company as a result of the exercise of the nontransferable subscription rights. Rev. Rul. 56-572, 1956-2 C.B. 182.

     3. It is more likely than not that the basis of the Common Stock to persons who purchase in the offering will be the purchase price thereof. Section 1012 of the Code. The holding period of a stockholder who purchases shares in the offering will commence upon the consummation of the sale of such Common Stock to such stockholder pursuant to the exercise of the subscription rights.
Section 1223(6) of the Code.

     4. No gain or loss will be recognized by the Holding Company on the receipt of money in exchange for the Common Stock sold in the offering. Section 1032 of the Code.

     Our opinion under 2 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinions under 2 and 3 are based on the assumption that nontransferable subscription rights do not have any economic value at the time of distribution or at the time the subscription rights are exercised. In this regard, we note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by the general public in the offering. We also note that the Internal Revenue Service has not in the past concluded that the subscription rights have value. Based on the foregoing, we believe that it is more likely than not that the nontransferable subscription rights to purchase common stock have no value. However, the issue of whether or not the subscription rights have value is based on all

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Boards of Directors
Putnam Bancorp, MHC
PSB Holdings, Inc.
July 27, 2004
Page 5

the facts and circumstances. If the nontransferable subscription rights are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and the Holding Company could recognize gain on the distribution of the nontransferable subscription rights. Unlike private rulings, an opinion of Luse Gorman Pomerenk & Schick, P.C., is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached herein.

     We hereby consent to the filing of the opinion as an exhibit to the Holding Company's Registration Statement on Form SB-2 as filed with the SEC and the Holding Company's Form MHC-2 as filed with the Office of Thrift Supervision. We also consent to the references to our firm in the Prospectus contained in the Form SB-2 and the Form MHC-2 under the caption "Legal and Tax Matters."

                                    Very truly yours,

                                    LUSE GORMAN POMERENK & SCHICK,
                                    A PROFESSIONAL CORPORATION


                                    By: /s/ Luse Gorman Pomerenk & Schick, P.C.
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